Exhibit 23.3

CONSENT OF THIRD-PARTY FIRM COMPRISING MINING EXPERTS

In connection with the Ramaco Resources Inc. (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”) to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), Weir International, Inc. (“WEIR”), which is a third-party firm comprising mining experts, hereby consents to:

(1)	the Company’s filing and/or incorporation by reference of, and the use of, the following technical report summaries (collectively, the “Technical Report Summaries”), each of which was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, as an exhibit to and referenced in the Form 10-K:
a.	Technical Report Summary - Brook Mine - Initial Assessment, dated July 24, 2026, with an effective date of December 31, 2025 (the “Brook Mine Technical Report Summary”);
b.	Technical Report Summary Berwind Complex, dated April 4, 2023, with an effective date of December 31, 2022 (the “Berwind Technical Report Summary”);
c.	Technical Report Summary Knox Creek Complex, dated April 4, 2023, with an effective date of December 31, 2022 (the “Knox Creek Technical Report Summary”);
d.	Technical Report Summary Elk Creek Complex, dated November 22, 2022, with an effective date of December 31, 2021 (the “Elk Creek Technical Report Summary”); and
e.	Technical Report Summary Maben Property, dated March 13, 2025, with an effective date of December 31, 2024 (the “Maben Technical Report Summary”).
(2)	the use of and references to WEIR’s name, status as a third-party firm comprising mining experts (as defined in Subpart 1302(b)(1)(ii) of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and such Technical Report Summaries; and
(3)	the use of any quotations or extracts from, or summary of, the particular section or sections of the Technical Report Summaries, and the use of information derived, summarized, quoted or referenced from the Technical Report Summaries, or portions thereof, to the extent such information was prepared by WEIR, prepared under WEIR’s supervision, or reviewed and approved by WEIR, and is included in, or incorporated by reference into, the Form 10-K.

WEIR is a third-party firm comprising mining experts responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summaries:

a.	Brook Mine Technical Report Summary - Sections 1 through 9, 11, 12, 13, 17, and 20 through 25 of the Technical Report Summary; and
b.	the entirety of the Berwind Technical Report Summary, the Knox Creek Technical Report Summary, the Elk Creek Technical Report Summary, and the Maben Technical Report Summary.

WEIR also consents to the incorporation by reference in the Company’s registration statements on Forms S-3 (File No. 333-274324, File No. 333-261228 and File No. 333-289251) and Forms S-8 (File No. 333-215913, File No. 333-265384, and File No. 333-297242) of the above items as included in the Form 10-K.

Neither the whole nor any part of the Technical Report Summaries nor any reference thereto may be included in any other filings with the SEC without the prior written consent of WEIR as to the form and context in which it appears.

Dated: July 24, 2026Signed on behalf of Weir;

/s/ Fran X. Taglia______________

Name: Fran X. Taglia

Title: President

WEIR INTERNATIONAL, INC.